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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT

                                  (Kevin McKay)


      This EMPLOYMENT AGREEMENT, dated February 19, 2002 (this "AGREEMENT"), is between VerticalNet, Inc., a Pennsylvania corporation (the "COMPANY"), and Kevin McKay (the "EMPLOYEE").

      The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

1.    Employment

This Agreement is effective February 19, 2002 (the "EFFECTIVE DATE"). The Employee shall be the President and Chief Executive Officer of the Company and shall perform duties consistent with this position as are assigned by the Board of Directors of the Company (the "BOARD"). The Employee shall be a member of the Board.

The Employee shall be employed by the Company as of the Effective Date, and shall begin his full-time duties at the Company's headquarters on or before March 5, 2002.

2.    Performance

The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement; however, the Employee may
(a) serve on civic or charitable boards or committees, (b) serve on corporate boards as a non-employee board member and (c) manage Employee's personal investments. The Employee must inform the Company of any corporate boards on which he serves. The Employee cannot serve on any corporate board that would violate the Employee's non-competition restrictions.

3.    Term

The initial term of employment under this Agreement (the "INITIAL TERM") begins on the Effective Date and extends for 2 years. This Agreement renews automatically for one-year renewal terms (a "RENEWAL TERM") unless either the Employee or the Company gives the other party written notice of nonrenewal at least one year before the end of the Initial Term or any Renewal Term then in effect. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the "EMPLOYMENT TERM"). The Employment Term may be terminated early as provided in Sections 7 through 12 of this Agreement.

4.    Salary

The Employee's annual salary (the "SALARY") is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $415,000.

On January 1, 2003, the Salary shall increase to $440,000 (the "2003 SALARY"). The Board or the Compensation Committee shall review the Salary at least once a year. After January 1, 2003, the Salary shall never be less than the 2003 Salary.
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5.    Bonus and Benefits

During each year of the Employment Term, the Employee shall be entitled to participate in any bonus programs established by the Board or the Compensation Committee for executive officers generally. The Employee's target bonus shall be equal to 50% of the Salary (the "TARGET BONUS"). Except as provided below, all bonus programs are established at the discretion of the Board or the Board's Compensation Committee. The performance milestones will be determined between the Employee and the Company promptly, but in any event not later than 90 days after the commencement of any fiscal year of the Company. Any bonus earned will be paid no later than March 31st of the year following the calendar year to which the bonus relates, provided that the Employee is employed by the Company on the payment date except as provided below.

For 2002, $100,000 of the Employee's Target Bonus award will be guaranteed (the "GUARANTEED 2002 BONUS PAYMENTS"), and shall be paid to the Employee as follows:
$25,000 on each of June 1, 2002, September 1, 2002, December 1, 2002 and March 1, 2003 (or on the date that 2002 bonus awards are paid to other senior executives, if earlier than March 1, 2003); provided that the Employee is employed by the Company on such payment date except as provided below.

For 2002, the remainder of the Employee's Target Bonus will based upon the achievement of Company performance milestones to be determined between the Employee and the Company promptly, but in any event not later than 90 days after the Effective Date.

In addition to any annual bonus, the Employee shall be entitled to a signing bonus payment of $125,000 on the 3 month anniversary of the Effective Date if the Employee is employed by the Company on that date (the "SIGNING BONUS") except as provided below.

During the Employment Term, the Employee shall be entitled to participate in and receive benefits under all employee and retirement benefit plans and programs maintained by the Company for employee or executives generally. Notwithstanding the foregoing, the Company shall at all times during the Employment Term maintain for the Employee (i) life insurance coverage in an amount not less than two multiplied by the Salary (the Employee recognizes that the cost of the coverage, in excess of that normally provided to executives generally as a percentage of their salary, shall be imputed as income to the Employee for Federal and state income tax purposes), and (ii) short and long term disability coverage equal to not less than 60% of the Salary (the Employee recognizes that the cost of the coverage shall be imputed as income to the Employee for Federal and state income tax purposes, but the Company shall provide the Employee with an annual additional cash bonus such that there will be no after-tax cost to the Employee for this coverage).

6.    Confidential Information, Non-Competition and Non-Solicitation

The Employee agrees to be covered by the terms of the Confidential Information, Invention and Non-Competition Agreement that the Employee has entered into upon the commencement of employment with the Company (the "CONFIDENTIAL INFORMATION, INVENTION AND NON-COMPETITION AGREEMENT"), which subject to the next following paragraph, includes a one year period of non-solicitation of employees and customers, and non-competition after termination of employment.

The sections of the Confidential Information, Invention and Non-Competition Agreement that provide for a one year period of non-solicitation of employees and customers, and non-


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competition after termination of employment, shall not become effective unless the Employee is employed by the Company on the 91st day after the Effective
Date.

7.    Death

If the Employee dies during the Employment Term, then the Employment Term shall terminate, and, thereafter, the Company shall not have any further liability or obligation to the Employee, the Employee's executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee's estate shall receive any unpaid Salary and vacation that has accrued through the date of termination, (b) the Employee's outstanding options are accelerated for an additional period of 6 months that shall be applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the option vesting schedule using a monthly basis instead of the scheduled vesting dates, (c) a life insurance benefit equal to at least two times the Employee's then Salary, (d) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee died, paid no later than March 31st of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally, (e) the Employee's group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee's spouse or dependents, and (f) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of his death.

8.    Total Disability

If the Employee becomes "totally disabled," then the Employment Term shall terminate, and, thereafter, the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the date of termination, (b) continued Salary for 3 months following the date the Employee is considered totally disabled, (c) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, but consistent with Section 3 above, (d) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee became totally disabled, paid no later than March 31st of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally, (e) the Employee's group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee, and (f) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of his becoming totally disabled.

The term "TOTALLY DISABLED" means: (a) if the Employee is considered totally disabled under the Company's group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

9.    Termination for Cause

The Company may terminate the Employee for "cause" immediately upon notice from the Company. If the Employee is terminated for "cause", then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the date of termination and
(b) and any other benefits due under any programs of the


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Company in which the Employee participated and under which the Employee was due a benefit at the time of termination.

The term "CAUSE" means: (a) the Employee is convicted of a felony, or (b) the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee's duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee's obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee's employment with the Company.

10.   Termination by the Employee

The Employee may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and, thereafter, the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the termination date and (b) and any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of termination. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 6 of this Agreement.

Notwithstanding the first paragraph of this Section 10, if without the Employee's prior written consent or resignation, the Company or the Board takes an action that constitutes "Good Reason," as defined in Section 12, then during the period beginning with any such action and ending 6 months thereafter, the Employee shall have the right to terminate this Agreement by giving the Company written notice of termination, and upon termination the Employee shall receive the same compensation and benefits as if the Employee were terminated without "cause" by the Company under Section 11.

Notwithstanding this Section 10, after a Change of Control, the Employee shall have the right to terminate this Agreement and receive the compensation and benefits set forth under Section 11.

11.   Termination without Cause by the Company

The Company may determine not to renew this Agreement or terminate the Employee without "cause" by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this one-month notice period and set an earlier termination date in the event of a termination without "cause." If the Agreement is not renewed or the Employee is terminated without "cause," then the Employment Term shall terminate at the end of the notice period and thereafter the Employee shall be entitled, in consideration of the Employee's undertakings under Section 6 of this Agreement and as damages for the termination or non-renewal, only to the following under this Agreement:

            (1) if the termination date is prior to January 1, 2003, then the Company will pay to the Employee a lump sum severance payment in the amount equal to: (a) one year


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      of the Salary then in effect, plus (b) the Signing Bonus if the Signing
      Bonus has not previously been paid to the Employee, plus (c) the Target Bonus for 2002, less any Guaranteed 2002 Bonus Payments that have previously been paid to the Employee; and

            (2) if the non-renewal or termination date is on or after January 1, 2003, then the Company will pay to the Employee a lump sum severance payment equal to: (a) two years (one year in the case of non-renewal) of the Salary then in effect, (b) any Guaranteed 2002 Bonus Payments that have not previously been paid to the Employee, and (c) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee terminated or the non-renewal occurs, paid no later than March 31st of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally; and

            (3) the Employee's group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee; and

            (4) the Employee's covenants against non-competition and non-solicitation (as described in Section 6 of this Agreement) shall be reduced to a 6 month period from the non-renewal or termination date, from the 12 month period contained in Section 6 of this Agreement; and

            (5) unvested options and restricted stock units granted to the Employee on the Effective Date, are accelerated for a total period equal to 6 months plus one additional month for each month that the Employee has been employed by the Company, that shall be applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates; and

            (6) all options granted to the Employee on the Effective Date that are vested (including those the vest on an accelerated basis) at termination will remain exercisable for 5 years after non-renewal or termination of employment, but not longer than the total life of the options; and

            (7) the Employee will not receive any accrued vacation or bonus payments, except as set forth in subparagraphs (1) and (2) of this Section; and

            (8) the Employee will receive any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of termination or non-renewal; and

            (9) the Employee and the Company will enter into a mutual general release.

12.   Change of Control

Upon a Change of Control, the Employee's outstanding Company stock options and restricted stock units granted on the Effective Date will become fully vested, even if the Employee continues to be employed by the Company.

During the 3 month period after a Change of Control, if the Employee terminates this Agreement for any reason by giving the Company written notice of termination (which the Employee shall


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have the right to do during this 3 month period), then all the rights, benefits and obligations under Section 11 of this Agreement for termination without "cause" by the Company shall apply.

During the 2 year period after a Change of Control, if the Employee terminates this Agreement for "Good Reason" by giving the Company written notice of termination one month in advance of the termination date (which the Employee shall have the right to do during this 2 year period), then all the rights, benefits and obligations under Section 11 of this Agreement for termination without "cause" by the Company shall apply.

The term "CHANGE OF CONTROL" means:

            (a) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions),

            (b) dissolution or liquidation of the Company,

            (c) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting securities (based upon voting power), or

            (d) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged.

The term "GOOD REASON" means:

            (a) the transfer, without the Employee's prior written consent, to a location that is more than 50 miles from the Employee's principal place of business immediately preceding the transfer,

            (b) a material reduction of the Employee's authority, duties or responsibilities after the Employee has provided the Company with reasonable notice and an opportunity to cure,

            (c) any failure of the Company materially to comply with and satisfy the terms of this Agreement, or

            (d) any action resulting in the Employee no longer being the Chief Executive Officer of the Company.

13.   Parachute Payment

Notwithstanding anything to the contrary in this Agreement, if the Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and any severance benefit provided for


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in this Agreement, together with any other payments or benefits that Employee has the right to receive from the Company and its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments under this Agreement (the Employee shall have the right to specify which) shall be either:

            (a) reduced (but not below zero) so that the present value of the total amount to be received by the Employee under this Agreement and otherwise will be one dollar ($1.00) less than three times the Employee's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code; or

            (b) paid in full,

      whichever of (a) or (b) produces the better net after-tax position for the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).

The determination as to whether the reduction provided in clause (a) shall occur shall be made initially by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times the Employee's base amount, then the Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made and in the event that the reduction was more than was required, the Company shall immediately pay the amount that should have been paid to the Employee in the first instance.

14.   Equity-based Compensation Review

The Employee is being granted stock options and shares of restricted stock units under the Company's equity compensation plans as of the Effective Date. If during the Employment Term, the Company's common stock shall be delisted from the Nasdaq National Market, then within 90 days after the delisting, the Board or the Compensation Committee of the Board will review the Employee's equity-based compensation and determine to what extent the Employee's equity-based compensation has been adversely affected and, therefore, whether any further equity-based compensation is required to make the Employee whole.

15.   Governing Law

This Agreement is governed by Pennsylvania law.

16.   Entire Agreement; Amendments

This Agreement, the Confidential Information, Invention and Non-Competition Agreement and the option and restricted stock units grant letter dated the Effective Date, set forth the entire understanding among the parties hereto, and shall supercede all prior employment, severance and change of control agreements and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company.

This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.


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17.   No Assignment

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

18.   Arbitration

The Company and the Employee mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Philadelphia, Pennsylvania, of all claims or controversies arising out of this Agreement other than a claim which is primarily for an injunction or other equitable relief. The Company shall pay the fees and costs of the arbitrator and all other costs of a party in connection with any arbitration, including legal fee and expenses, shall be borne by the party incurring the cost(s) except as otherwise provided by the arbitrator or, if the Employee prevails on any material issue, as determined by the arbitrator, then the Company shall pay the Employee's reasonable counsel fees and related expenses. Any such arbitration proceedings must be instituted by the party requesting a resolution within twelve months of the time that party knew, or should have known, of the events or facts giving rise to the dispute requiring resolution. The failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

19.   Indemnification

The Employee shall be entitled, during the Employment Term and thereafter, to the broadest indemnification rights and insurance coverages, for service to the Company as an officer and director of the Company, that are permitted under applicable law and the bylaws of the Company.



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      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

                                           VERTICALNET, INC:


                                           By:   _______________________________
                                                 Name: James W. McKenzie, Jr.
                                                 Title: Executive Vice President



                                           EMPLOYEE:


                                                 _______________________________
                                                 Name: Kevin McKay


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